February 14, 2014

Ben Wu
[Redacted]

Re: Formal Offer Letter

Dear Ben,

This letter is to confirm our understanding with respect to your future employment by KIM International Corp (dba Kush Bottles) or any present or future parent, subsidiary, affiliate or successor thereof (collectively, the “Company”). The terms and conditions agreed to in this letter are hereinafter referred to as this “Agreement.”

In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.	Employment

a. General. Subject to the terms and conditions of this Agreement, you will be employed by the Company as the Chief Executive Officer and President, reporting to the Board of Directors of the Company (the “Board”). You will have the responsibilities, duties and authority commensurate with the position of Chief Executive Officer and President as determined by the Board from time to time. The principal location at which you will perform such services will be in the Company’s Santa Ana facility in California. Your duties will be conducted principally from the Company’s administrative offices in Santa Ana, California, with travel to such other locations from time to time as reasonably required.

b. Devotion to Duties. For so long as you are employed hereunder, you will use your best efforts, skills, and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company, provided that nothing contained in this Section 1b will be deemed to prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly, or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed 4.99% of the issued and outstanding securities of any class of securities of such publicly-held entity (on a fully-diluted basis); and provided further that nothing herein will prevent you from serving as a director on the board of directors of other companies or charities so long as such service does not conflict or interfere with the performance of your duties hereunder.

2.	Term of Employment

a. Term; Termination. Subject to the terms hereof, your employment hereunder will commence on February 18, 2014 (the “Commencement Date”) and will continue until December 31, 2014 (the “Initial Term”), provided that on December 31, 2014 and each December 31 thereafter, the term of your employment hereunder will be automatically extended for additional periods of one year (each such period, a “Subsequent Term”) unless either you or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice shall be given not less than 90 days prior to the last day of the Initial Term or any Subsequent Term, as applicable. The Initial Term and any Subsequent Term are referred to herein as the “Term.”

Notwithstanding the foregoing, your employment hereunder will terminate upon the first to occur of the following:

i.	Immediately upon your death;

ii.	By the Company:

A. By written notice to you effective at the date of such notice, following your failure, due to illness, accident, or any other physical or mental incapacity, to perform the essential functions of your position, with or without reasonable accommodation, for an aggregate of 90 days within any period of 180 consecutive days during the term hereof as determined by a physician selected by the Company (“Disability”);

B. By written notice to you, effective the date of such notice, for Cause (as defined below); or

C. By written notice to you, effective 30 days after the date of such notice and subject to Section 4 hereof, without Cause; or

iii.	By you:

A. At any time by written notice to the Company, effective 30 days after the date of such notice.

b. Definition of “Cause.” For purposes of this Agreement, “Cause” means (i) your conviction of a felony, (ii) the commission by you of an act of fraud or embezzlement against the Company, (iii) your willful disregard of a written directive of the Board, where the directive involves a matter of material importance to the Company and you have failed to comply with such directive within 30 days of receiving written notice from the Board of your failure, (iv) a material breach by you of any material provision of this Agreement, (v) your engaging in conduct which is intended to bring disrepute or to damage the reputation and operation of the Company, (vi) your unexcused repeated absenteeism in connection with your employment hereunder (not including disability) or (vii) your use of illegal substances that significantly impairs your ability to perform your duties.

3.	Compensation.

a. Base Salary. While you are employed hereunder, you will be paid a base salary at the annual rate of $96,000 (the “Base Salary”). The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate. The Base Salary will be subject to not less than annual review by the Board and may be increased (bot not decreased, except if decreased as party of a general salary reduction program applicable, at an equal percentage, to all executive officers of the Company and, in any event, not to exceed an aggregate 10% reduction) at the discretion of the Board.

b. Incentive Compensation. You shall be eligible to receive a percentage of your Base Salary as incentive compensation if certain individual and corporate performance goals and targets established by the Board from time to time, in its sole discretion, are met. Such goals and targets shall be established by the Board for (i) the period ending December 31, 2014 and (ii) each calendar year thereafter within the Term. The Board shall review actual performance against the applicable performance goals and targets and shall notify you of the amount of your incentive compensation, if any. The Board shall have the sole and absolute discretion to determine whether the applicable performance goals have been met. Your incentive compensation, if any, (i) for 2014, shall be paid to you in 2015 within a reasonable time after the end of the period to which it relates, and (ii) thereafter, shall be paid to you at the same time and under the same terms and conditions as other executives of the Company. We would expect that the goals and targets for the period ending December 31, 2014, subject to approval by the Board, shall be tied primarily to (1) revenue growth, (2) EBITDA growth and (3) improvements to the Company’s operations and infrastructure, such specific targets to be determined by the Board.

c. Equity Compensation

i.	Common Shares. On or before the Commencement Date, you will granted 1,000,000 shares of the Company’s common stock (or the equivalent) (the “Common Shares”).

ii.	Common Shares Vesting. All 1,000,000 of the Common Shares granted to you pursuant 3(c)(i) shall vest immediately on the Commencement Date.

iii.	Purchase of Additional Common Shares. You may purchase an additional 1,000,000 shares of the Company’s common stock at $0.05 per share.

iv.	Incentive Compensation: You may elect to receive Board approved incentive compensation in the form of shares of the Company’s common stock at fair value on the date of the award.

d. Vacation. You will be entitled to three weeks paid vacation during the Initial Term and four weeks paid vacation during each applicable Subsequent Term along with paid holidays and personal days in accordance with the Company’s policies as in effect from time to time.

e. Reimbursement of Expenses. Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with the performance of your duties in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers and such other supporting information as dictated by the Board-approved policies of the Company.

f. Indemnification. The Company will indemnify you to the maximum extent permitted by its organizational documents and any other governing document in effect from time to time and by applicable law as in effect from time to time against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of being an officer, director or employee of the Company. The Company shall advance the costs of any defense in accordance with the Company’s policies. In connection with the foregoing, you will be covered under the liability insurance policy carried by the Company from time to time that protects other officers of the Company, which the Company shall maintain as long as it is commercially reasonable to do so.

4.	Severance Compensation.

a. Definition of Accrued Obligations and Severance Amount. For purposes of this Agreement, “Accrued Obligations” means the greater of (i) the Severance Amount (as defined below) and (ii) the portion of your Base Salary in respect of the remaining portion of the term, if any, as of the termination of your employment with the Company that has not yet been paid as of immediately prior to such termination. However, in no event shall the Accrued Obligation exceed $20,000 if termination occurs in the Initial Term or $30,000 if termination occurs in the Subsequent Term. Any Accrued Obligations to be paid pursuant to this Agreement shall be paid out on a monthly basis in accordance with the Company’s payroll practices as in effect from time to time, provided however, that you shall not be entitled to any Accrued Obligations unless you execute and do not revoke a written release, in a form acceptable to the Company, of any and all claims against the Company and all related parties with respect to all matters arising out of your employment by the Company, or the termination thereof (the “Release”).

For purposes of this Agreement, “Severance Amount” means:

i. In the event of any of the conditions triggering a payment under Section 4(b) is effected as of date within six (6) months of the Commencement Date, an amount equal to two (2) months of Base Salary;

ii. In the event of any of the conditions triggering a payment under Section 4(b) is effected as of date on or after six (6) months of the Commencement Date, an amount equal to three (3) months of Base Salary.

b. Payments upon Termination. If (i) your employment hereunder is terminated by the Company (A) without Cause, (B) by delivery of a Non-Renewal Notice by the Company, (C) by reason of your death or disability, or (D) your title or duties are materially modified, the Company changes its primary place of business or the location at which you are expected to be by more than 50 miles, the Company materially breaches a material provision of this Agreement or the Company otherwise materially and adversely changes the conditions of your employment; or (ii) (A) a Change of Control is consummated (“Change of Control” means any of the following: any consolidation, merger, or recapitalization of the Company with, or any sale of Company equity to, any other non-affiliated entity as a result of which, in any such case, the beneficial holders of the issued and outstanding equity securities of the Company immediately prior to such transaction possess less than 50% of the voting power of the surviving entity immediately after such transaction; or any sale or transfer of all or substantially all of the assets of the Company), (B) you are not offered substantially equivalent employment with the surviving company (provided that any failure to offer you a position with the title of “Chief Executive Officer” shall not be considered for purposes of determining such substantial equivalence) following the Change of Control and (C) you resign or otherwise voluntarily fail to continue employment with the Company or the surviving company following such Change of Control, as your sole and exclusive right and remedy:

i.	The Company will pay the Accrued Obligations to you.

c. Other Termination Events. If termination of your employment hereunder occurs for any reason or under circumstance other than as specifically stated in paragraph (b) above, you shall receive no payment and have no right or remedy under or in connection with this Agreement or the termination hereof.

5.	General

a. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

b. Entire Agreement. This Agreement, together with any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

c. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by you and the Company or, as applicable, the Company’s successor or assign.

d. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only written document executed by the party entitled to the benefits of such terms and provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

e. Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to or is otherwise assigned (whether from a change of control, sale of assets or otherwise) all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

f. Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

g. Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of California, without giving effect to the conflict of law principles thereof.

h. Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 7(i) below will be brought in the courts of the State of California or federal courts sitting in the State of California. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

i. Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, will be settled by final and binding arbitration to be conducted in California, pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The Company shall pay for the costs of such arbitration. The prevailing party in any such arbitration shall be entitled to receive reimbursement of its reasonable costs and expenses (including attorney’s fees) from the other party. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by aforesaid rules, the procedural law of the State of California will govern. Any disagreement as to whether a particular dispute is arbitrable under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein.

j. Severability. The parties intend this Agreement to be enforced as written. However, if any portion of provision of this Agreement is to any extend declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

k. Headings and Captions. The heading and captions of the various subdivisions of this Agreements are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions thereof.

l. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power, or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.  The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other further action in any circumstances without such notice or demand.

m. Counterparts. This Agreement may be executed in two or more counterparts (including facsimiles thereof), and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

n. Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this agreement.

o. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney or the other party has represented, expressly or otherwise, that the other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that he or it and the other parties hereto have been induced to enter this Agreement, by, among other things, the mutual waivers and certifications of this Section.

p. Action by the Company. For all purposes relating to this Agreement, action of the Company shall be undertaken by the Board or the Board’s designee, and shall not require any action by, and may not be inhibited by, any action by you as an officer of the Company.

q. Representation. You hereby represent to the Company that you are not subject to any agreement or restriction which prohibits, restricts, conflicts with or would be violated by the terms and conditions of this Agreement or any related agreement, and you acknowledge that the Company is relying upon this representation in executing this Agreement and hiring you hereunder.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

KIM International Corporation (dba Kush Bottles)

By:  /s/ Nick Kovacevick

Name: Nick Kovacevich
Title: Board Director

Accepted and Approved

/s/ Ben Wu

_________________________                                                                      _____________________, 2014
Ben Wu                                                Date